Exhibit 10.4

Consulting Agreement

This Professional Services Agreement (this “Agreement”), dated January 9, 2020 (the “Effective Date”), is by and between Aravive, Inc. (“Company”), and Jay Shepard (“Service Provider”).

1.	Services.

Service Provider agrees to aid in the transition process following Service Provider’s separation of employment from the Company. Service Provider agrees that the Company will, from time to time, request Service Provider’s assistance and cooperation in transferring Service Provider’s duties, responding to questions relating to the business, operations, and files of the Company, assisting in the analysis of business opportunities, financial decisions, and business organization and Service Provider agrees to assist and cooperate with respect to the foregoing. (the “Services”), In providing the Services, Service Provider agrees to provide Service Provider’s own equipment and other materials at Service Provider’s own expense; however, Company will make its facilities and equipment available to Service Provider when necessary. Service Provider agrees to exercise the highest degree of professionalism and utilize Service Provider’s best efforts, expertise and creative talents in performing the Services.  Service Provider’s compensation for the Services shall be limited to the compensation set forth on Exhibit A hereto. Service Provider may not subcontract or otherwise delegate its obligations under this Agreement without Company’s prior written consent.

2.	Relationship of Parties.

Service Provider’s relationship with Company will be that of an independent contractor, and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Service Provider is not the agent or representative of Company (except as specifically set forth in this Agreement); is not authorized to make any representation, contract or commitment on behalf of Company; will not be entitled to, and hereby elects not to participate in (on either a prospective or retrospective basis), any of the benefits that Company makes available to its employees, such as group insurance, profit-sharing or retirement benefits (and waives the right to receive any such benefits); and will be solely responsible for all tax returns and payments required to be filed with or made to any U.S. federal, state, or local tax authority with respect to Service Provider’s performance of Services and receipt of fees under this Agreement. If applicable, Company will report amounts paid to Service Provider by filing Form 1099-MISC with the Internal Revenue Service, as required by law. Service Provider agrees to accept exclusive liability for complying with all applicable state and federal laws, including laws governing self-employed individuals, if applicable, such as laws related to payment of taxes, social security, disability, and other contributions based on fees paid to Service Provider under this Agreement. Company will not withhold or make payments for taxes, social security, unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on Service Provider’s behalf. Service Provider hereby agrees to indemnify and defend Company against any and all such taxes or contributions, including penalties and interest. Service Provider agrees to provide proof of payment of appropriate taxes on any fees paid to Service Provider under this Agreement upon reasonable request of Company.

3.	Payments.

3.1Compensation.  In consideration of the Services to be rendered pursuant, Service Provider and provided that Service Provider has executed the Separation Agreement annexed hereto as Exhibit B (the “Separation Agreement”) and has not revoked it, Service Provider  shall be compensated as set forth on Exhibit A hereto Unless otherwise agreed by the parties, payment for Services, if reasonably satisfactory to Company, shall be due thirty (30) days after the end of each month during the Consulting Period.

3.2Expenses. Company shall reimburse Service Provider for reasonable travel and other business expenses that are incurred by Service Provider in the performance of the Services and are approved in advance by Company, in accordance with Company’s general policies, as may be amended from time to time.  Service Provider shall provide Company with an itemized list of all such expenses and supporting receipts with each invoice therefor.

4.	Confidential Information.

4.1Nondisclosure; Recognition of Company’s Rights.  At all times during and after Service Provider’s engagement, Service Provider will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as may be required in connection with Service Provider’s Services for Company, or as expressly authorized by a duly authorized officer of Company (each an “Authorizing Person” and collectively the “Authorizing Persons”). Service Provider hereby assigns to Company any rights Service Provider may have or acquire in any and all Confidential Information and recognizes that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Service Provider shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

4.2Confidential Information.  Service Provider understands that its work for Company will involve access to and creation of confidential, proprietary and trade secret information and materials of Company (or its affiliates, licensors, suppliers, vendors or customers) (collectively, “Confidential Information”).  Confidential Information includes, without limitation, any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; or (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

4.3Third Party Information.  Service Provider understands that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”), subject to a duty on Company’s or its affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During and after the term of Service Provider’s engagement, Service Provider will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company), or use Third Party Information, except in connection with Service Provider’s Services for Company or unless expressly authorized by an Authorizing Person in writing.

4.4No Improper Use of Information of Prior Employers.  Service Provider represents that Service Provider’s engagement by Company does not and will not breach any agreement with any former employer or other third party, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by Service Provider prior to Service Provider’s engagement by Company.  Service Provider further represents that Service Provider has not entered into, and agrees that Service Provider will not enter into, any agreement, either written or oral, in conflict with Service Provider’s obligations under this Agreement or to the Company, unless expressly approved by an Authorizing Person.  During Service Provider’s engagement by Company, Service Provider will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Service Provider bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.

5.Ownership. Service Provider acknowledges and agrees that any and all results and proceeds of (including any deliverables resulting from) the Services, whether tangible or intangible, including any and all ideas, concepts, works, information, data, software and other materials supplied, conceived, originated, prepared, generated or required to be delivered by Service Provider in connection with furnishing Services hereunder, including all intermediate and partial versions thereof (collectively, “Work Product”), is Confidential Information (as defined above) and the property of Company.  All right, title and interest in and to the Work Product will vest in Company.  To the extent that title to any such Work Product may not otherwise vest in Company, Service Provider hereby irrevocably assigns to Company all of Service Provider’s right, title and interest therein.  All such Work Product will belong exclusively to Company, with Company having the right to obtain and to hold in its own name, copyright registrations, patents and such other intellectual property protection as may be appropriate to the subject matter, and any extensions and renewals thereof.  Service Provider agrees to give Company, and any person designated by Company, reasonable assistance, at Company’s expense, in defending, perfecting or evidencing the rights defined in this Section 5, including, without limitation, by executing and delivering all documents reasonably requested by Company for such purposes.  Unless otherwise directed by Company, upon completion of the Services or upon the earlier termination of this Agreement (or at any other time requested by the Company), Service Provider will immediately turn over to Company all Work Product (including all copies thereof), including, but not limited to, working papers, descriptions, reports, notes and data.  All Work Product will bear Company’s copyright and trade secret notices, as specified by Company.  No rights to the Work Product will remain with Service Provider.

6.	Term and Termination.

6.1This Agreement shall commence on the Effective Date and continue until the earlier of (a) the six month anniversary of the Effective Date (b) termination by either party in accordance with this Section 6, or (c) the date that Service Provider revokes Service Provider’s acceptance of the Separation Agreement (the “Consulting Period”).  This Agreement may be renewed by mutual written agreement of the parties.

6.1Termination.  Company may terminate this Agreement without Cause (as defined in the Company’s 2019 Equity Incentive Plan) at any time upon thirty (30) days’ prior written notice to Service Provider.  Service Provider may terminate this Agreement without Cause at any time upon thirty (30) days’ prior written notice to Company.  Either party may terminate this Agreement immediately in the event that the other party has materially breached the Agreement.

6.2Effect of Termination.  Upon termination of this Agreement, Service Provider shall immediately cease performing the Services. If this Agreement is terminated by Service Provider or by the Company for Cause (as defined in the Company’s 2019 Equity Incentive Plan), Company agrees to pay Service Provider the compensation due for the period up to the date of termination, the reimbursement of COBRA expenses and consulting-related expenses approved and incurred through the effective date of such termination and will terminate the vesting of Service Provider’s outstanding equity awards as of such termination date.  In the event the Company decides to terminate this Agreement before the six month anniversary of the Effective Date other than for Cause, then Service Provider will continue to be: (i) paid the Service Fees set forth in Section 3.A of Exhibit A annexed hereto on a monthly basis until the six month anniversary of the Effective Date, (ii) reimbursed for any COBRA payments made by Service Provider for the benefits continuation until the six month anniversary of the Effective Date, and (iii) Service Provider’s outstanding equity awards vesting will be accelerated such that Service Provider will be considered to have vested in such equity awards through the six month anniversary of the Effective Date, effective as immediately prior to the termination date.  Sections 4–11 shall survive termination of this Agreement.

6.3Return of Company Property.  Upon termination of this Agreement, or at any time Company so requests, Service Provider shall deliver immediately to Company all property belonging to Company, whether given to Service Provider by Company or prepared by Service Provider in the course of rendering the Services, including all Services then in progress and all material in Service Provider’s possession containing Confidential Information and any copies thereof, whether prepared by Service Provider or others.  Following termination, Service Provider shall not retain any written or other tangible (including machine-readable) material containing any Confidential Information.

7.	Arbitration of All Disputes.

7.1Agreement to Arbitrate.  To ensure the timely and economical resolution of disputes that may arise between Service Provider and Company, both Service Provider and Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, they will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to:  (i)  the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or (ii) the relationship between Company and Service Provider; or (iii) the termination of that relationship; provided, however, that this Section 7 shall not apply to any claim or cause of action that cannot be subject to arbitration as a matter of law.  BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH SERVICE PROVIDER AND COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING.

7.2Arbitrator Authority.   The Arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Section 7 and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition.

7.3Individual Capacity Only.  All claims, disputes, or causes of action under this Section 13, whether by Service Provider or Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.   The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.  To the extent that the preceding sentences in this Section 7.3 are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.

7.4Arbitration Process.  Any arbitration proceeding under this Section 7 shall be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) in Houston, Texas under the then applicable JAMS streamlined rules for the resolution of disputes (available upon request and also currently available at  http://www.jamsadr.com/rules-streamlined-arbitration/).  Service Provider and Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense.  The Arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that Service Provider or Company would be entitled to seek in a court of law. Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of Service Provider if the dispute were decided in a court of law.

7.5Injunctive Relief and Final Orders. Nothing in this Section 7 is intended to prevent either Service Provider or Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly

Business Relationships.

Service Provider acknowledges that Company’s relationships with its employees, customers, and vendors are valuable business assets.  Service Provider agrees that, during the term of this Agreement and for one (1) year thereafter, Service Provider shall not, (a) either directly or indirectly, solicit or attempt to solicit any employee of the Company to terminate his, her, or its relationship with Company to become an employee, consultant, or independent contractor to or for any other person or entity, or (b) directly or indirectly, through or on behalf of any other individual or entity, use any information that constitutes a “trade secret” within the meaning of the Uniform Trade Secrets Act (“UTSA”) to solicit, entice, or induce any business from any of Company’s clients (including actively sought prospective clients) or vendors.

Limitation of Liability.

To the extent permitted by applicable law: (a) in no event shall Company be liable under any legal theory for any special, indirect, consequential, exemplary or incidental damages, however caused, arising out of or relating to this Agreement, even if Company has been advised of the possibility of such damages; and (b) in no event shall Company’s aggregate liability arising out of or relating to this Agreement (regardless of the form of action giving rise to such liability, whether in contract, tort or otherwise) exceed the fees payable by Company hereunder.

10.Indemnification.  Service Provider will indemnify and hold harmless Company and its affiliates, employees, and agents from and against any and all liabilities, losses, damages, costs, and other expenses (including attorneys’ and expert witnesses’ costs and fees) arising from or relating to any breach of any representation, warranty, covenant, or obligation of Service Provider in this Agreement or any intentional misconduct or negligence by Service Provider or any of Service Provider’s agents or subcontractors in performing the Services.  In the event of any third-party claim, demand, suit, or action (a “Claim”) for which Company (or any of its affiliates, employees, or agents) is or may be entitled to indemnification hereunder, Company may, at its option, require Service Provider to defend such Claim at Service Provider’s sole expense.  Service Provider may not agree to settle any such Claim without Company’s express prior written consent.

11.Notification of New Employer or Any Third Party.  Upon termination of Service Provider’s engagement, Service Provider consents to the notification of Service Provider’s subsequent employer or any third party of Service Provider’s rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.

12.	Miscellaneous.

12.1Assignment.  Neither party shall assign, sell, transfer, delegate or otherwise dispose of, by operation of law or otherwise, this Agreement or any or its rights or obligations under this Agreement; provided, however Company may assign, sell, transfer, delegate or otherwise dispose of this Agreement or any of its rights and obligations hereunder as part of a merger, consolidation, corporate reorganization, sale of all or substantially all of Company’s assets of the business to which Service Provider’s Services relate, sale of stock, change of name or like event.  Any purported assignment, sale, transfer, delegation or other disposition, except as permitted herein, shall be null and void.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

12.2Notices.  Any notice, request, demand or other communication required or permitted hereunder shall be in writing, shall reference this Agreement and shall be deemed to be properly given: (a) when delivered personally; (b) when sent by facsimile, with written confirmation of receipt by the sending facsimile machine; (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two (2) business days after deposit with an express courier, with written confirmation of receipt.  All notices shall be sent to the address set forth on the signature page of this Agreement and to the notice of the person executing this Agreement (or to such other address or person as may be designated by a party by giving written notice to the other party).

12.3Severability.  If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

12.4Waiver.  The waiver by either party of a breach of or a default under any provision of this Agreement shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any such right or remedy.

12.5Governing Law and Venue.  This Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of Texas, without giving effect to any conflicts of laws principles that require the application of the law of a different state.  Service Provider hereby expressly consents to personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed which arises from or relates to this Agreement.

12.6Headings.  The headings used in this Agreement are for convenience only and shall not be considered in construing or interpreting this Agreement.

12.7Entire Agreement.  This Agreement (including the Exhibits attached hereto, which are incorporated herein by reference) is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous proposals, discussions, negotiations, understandings, promises, representations, conditions, communications and agreements, whether written or oral, between the parties with respect to such subject matter and all past courses of dealing or industry custom.  The terms of this Agreement will govern all services undertaken by Service Provider for Company; provided, however, that in the event of any conflict between the terms of this Agreement and the Statement of Work, the terms of the Statement of Work will control.  This Agreement may only be changed or amended by mutual agreement of authorized representatives of the parties in writing.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

In witness whereof, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Company:		Service Provider:

Aravive, Inc.

By:	/s/ vinay shah	/s/ jay p. shepard

Name:	vinay shah	Name:	Jay p. shepard

Title:	chief financial officer

Address:		Address:

Exhibit A

SERVICES AND COMPENSATION

1.Contact. Service Provider’s principal Company contact:

Name:
Title:
Email:
Phone:

2.Services. The Services will include, but will not be limited to, those listed in Section 1 of the Agreement.

3.Compensation.

A.A cash payment of $150,000.00 payable pro-rata on a monthly basis during the Consulting Period (as defined in Section 6.1 of the Consulting Period) (“Services Fees”).

B.Reimbursement of all COBRA payments made by Service Provider for the benefits continuation during the Consulting Period

C.In accordance with the terms of the Company’s equity incentive plans, all equity awards granted shall continue to vest while you serve as a consultant and/or director of the Company.

D.The Company will reimburse Service Provider, in accordance with Company policy, for all reasonable expenses incurred by Service Provider in performing the Services pursuant to this Agreement, if Service Provider receives written consent from an authorized agent of the Company prior to incurring such expenses and submits receipts for such expenses to the Company in accordance with Company policy.

E.Every month, Service Provider shall submit to the Company a written invoice for COBRA and expenses, and such statement shall be subject to the approval of the contact person listed above or other designated agent of the Company.  The Company will remit payment for properly submitted and approved invoices within thirty (30) days following invoice submission. In order to help prevent adverse tax consequences to Service Provider under Section 409A (as defined below), in no event will any payment under Section 3.A. of this Exhibit be made later than the later of (1) March 15th of the calendar year following the calendar year in which such payment was earned, or (2) the 15th day of the third (3rd) month following the end of the Company’s fiscal year in which such payment was earned.

F.All payments and benefits provided for under this Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (together, “Section 409A”), so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In no event will the Company reimburse Service Provider for any taxes that may be imposed on Service Provider as a result of Section 409A.

Company	Service Provider

Signed:	Signed:

Name:

Title:

Dated:	Dated:

Exhibit B

Separation agreement

(SEE EXHIBIT 10.3)